Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six months ended June 30,	Year ended December 31,
	2012	2011	2010	2009	2008	2007
	(millions except ratios)
Income from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$431	$239	$587	$516	$398	$554
Add back fixed charges:
Total fixed charges	87	197	208	224	150	107
Dividends from associates	4	7	5	12	9	6
Less:
Capitalized interest	—	—	—	—	(1)	(2)

Income as adjusted	$522	$443	$800	$752	$556	$665

Fixed charges
Interest expense	$65	$156	$166	$174	$105	$66
Portions of rents representative of interest factor	22	41	42	50	45	41

Total fixed charges	$87	$197	$208	$224	$150	$107

Ratio of earnings to fixed charges	6.0	2.2	3.8	3.4	3.7	6.2

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six months ended June 30,	Year ended December 31,
	2012	2011	2010	2009	2008	2007
	(millions except ratios)
Income from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$431	$239	$587	$516	$398	$554
Add back fixed charges:
Total fixed charges	87	197	208	224	150	107
Dividends from associates	4	7	5	12	9	6
Less:
Capitalized interest	—	—	—	—	(1)	(2)

Income as adjusted	$522	$443	$800	$752	$556	$665

Fixed charges and preferred stock dividends
Interest expense	$65	$156	$166	$174	$105	$66
Portions of rents representative of interest factor	22	41	42	50	45	41

Total fixed charges	$87	$197	$208	$224	$150	$107
Preferred stock dividends	—	—	—	—	—	—

Total fixed charges and preferred stock dividends	$87	$197	$208	$224	$150	$107

Ratio of earnings to combined fixed charges and preferred stock dividends	6.0	2.2	3.8	3.4	3.7	6.2